REVOLVING CREDIT AGREEMENT

                                     Between


                                   FEI COMPANY

                                   as Borrower

                                       and

                          KEYBANK NATIONAL ASSOCIATION

                                    as Lender




                            Dated as of July 1, 1997

                           REVOLVING CREDIT AGREEMENT



     THIS AGREEMENT is made as of July 1, 1997, between FEI COMPANY, an Oregon corporation, as Borrower and KEYBANK NATIONAL ASSOCIATION as Lender.

                                    AGREEMENT

     A. Borrower and Lender are parties to a revolving credit agreement dated December 12, 1993, pursuant to which Lender agreed to make loans to Borrower up to Ten Million Dollars (as amended, the "Original Agreement").

     B. Pursuant to a Combination Agreement dated as of November 15, 1996 between Borrower, Philips Electron Optics International B.V., a Netherlands corporation ("Philips International"), and Philips Electron Optics, Inc., a Delaware corporation ("Philips Optics"), effective February 21, 1997, Phillips International and Philips Optics became wholly-owned subsidiaries of Borrower.

     C. Borrower has requested and Lender has agreed, upon the terms and conditions of this Agreement, to make additional loans to Borrower.

     D. This Agreement amends and replaces the Original Agreement.


I.   DEFINITIONS.

     Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings, which apply to both the singular and plural forms of the terms defined:

          "Advance" means a loan made by Lender to Borrower pursuant to ss. 2.

          "Advance Period" has the meaning defined in ss. 2.4(a).

          "Borrower" means FEI Company, an Oregon corporation, and any Successor.

          "Business Day" means a day on which banks are open for business in Seattle, Washington.

          "Collateral" means real or personal property in which the Security Agreement or the Stock Pledge Agreement creates or purports to create a Lien.

          "Combination" means the acquisition by Borrower of all of the outstanding shares of stock of Phillips International and Philips Optics.

          "Combination Date" means the date Borrower satisfies the conditions set forth in ss. 3.3.

          "Commitment" has the meaning defined in ss. 2.1.

          "Commitment Period" means the period between the date of this Agreement and the Maturity Date.

          "Default" means an Event of Default or other event which, with notice or lapse of time or both, would constitute an Event of Default.

          "Dollar" and the sign "$" each means lawful money of the United
States.

          "EBITDA" means net income, plus taxes, interest expense, depreciation and amortization expense.

          "EBITDA Ratio" means, for any applicable measurement period, the ratio of Indebtedness of Borrower and its consolidated subsidiaries to EBITDA of Borrower and its consolidated subsidiaries, as calculated with respect to the period of one full fiscal quarter for the period ended June 30, 1997, two full fiscal quarters for the period Septemer 30, 1997, three full fiscal quarters for the period ended December 31, 1997 and four full fiscal quarters for each fiscal quarter thereafter. Except as otherwise provided herein (a) accounting terms not specifically defined shall be construed, and all accounting procedures shall be performed, in accordance with generally accepted accounting procedures; and (b) all section references shall refer to sections of this Agreement.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Event of Default" has the meaning defined in ss. 7.1.

          "Fixed Rate Advance" means an Advance bearing interest at an amount equal to the LIBO Fixed Rate on the date of the requested Advance.

          "Government Approval" means an approval, permit, license, authorization, certificate, or consent of any Governmental Authority.

          "Governmental Authority" means the government of the United States or any State, or any foreign country or any political subdivision of any thereof or any branch, department, agency, instrumentality, court, tribunal or regulatory authority which constitutes a part or exercises any sovereign power of any of the foregoing.

          "Guaranty" means the Guaranty Agreement dated July 1, 1997, executed by the Guarantors in favor of Lender.

          "Guarantors" means Philips International and Philips Optics.

          "Indebtedness" means for any person (i) all items of indebtedness or liability (except capital, surplus, deferred credits and reserves, as such) which would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date as of which indebtedness is determined, (ii) indebtedness secured by any Lien, whether or not such indebtedness shall have been assumed, (iii) any other indebtedness or liability for borrowed money or for the deferred purchase price of property or services for which such person is directly or contingently liable as obligor, guarantor, or otherwise, or in respect of which such person otherwise assures a creditor against loss, and (iv) any other obligations of such person under leases which shall have been or should be recorded as capital leases.

          "Lender" means KeyBank National Association, a national banking association, and any Successor.

          "LIBO Fixed Rate" means (a) for any Advance Period where the EBITDA Ratio is greater than or equal to 1.00:1 on the first day of such Advance Period, the LIBO Quote plus one hundred ninety basis points (1.90%) per annum; and (b) for any Advance Period where the EBITDA Ratio is less than 1.00:1 on the first day of such Advance Period, the LIBO Quote plus one hundred sixty-five basis points (1.65%) per annum.

          "LIBO Quote" means a rate calculated by Lender acting in good faith, which Lender determines with reference to, but which may be different from, its LIBOR or Eurodollar based costs of funds, on the date of the advance request for the Advance Period selected by Borrower. The formula used by Lender in determining the LIBO Quote is within Lender's absolute discretion and may be changed from time to time.

          "Lien" means, for any person, any security interest, pledge, mortgage, charge, assignment, hypothecation, encumbrance, attachment, garnishment, execution or other voluntary or involuntary lien upon or affecting the revenues of such person or any real or personal property in which such person has or hereafter acquires any interest, except (i) liens for Taxes which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof; (ii) liens imposed by law (such as mechanics' liens) incurred in good faith in the ordinary course of business which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof; and (iii) deposits or pledges under workmen's compensation, unemployment insurance, social security or other similar laws or made to secure the performance of bids, tenders, contracts (except for repayment of borrowed money), or leases, or to secure statutory obligations or surety or appeal bonds or to secure indemnity, performance or other similar bonds given in the ordinary course of business.

          "Loan Document" means each of this Agreement, the Note, the Security Agreement, the Stock Pledge Agreement, and the Guaranty, as any of them shall be from time to time modified, amended, or supplemented.

          "Maturity Date" means July 31, 1997.

          "New Rate" has the meaning defined in ss. 2.7.

          "Note" has the meaning defined in ss. 2.5.

          "Original Agreement" has the meaning defined in Recital A..

          "Philips International" has the meaning defined in Recital B.

          "Philips Optics" has the meaning defined in Recital B.

          "Plan" means an "employee benefit pension plan" (as defined in ERISA) which is (i) maintained by Borrower or by any other member of a controlled group ("Controlled Group") which together with Borrower are treated as a single employer under the Internal Revenue Code of 1986, as amended (the "Code"), or
(ii) covered by Title IV of ERISA or subject to minimum funding standards under the Code and maintained pursuant to a collective bargaining agreement or other multi-employer arrangement under which Borrower or any other member of a Controlled Group is making or accruing the obligation to make contributions or has made contributions during the preceding five plan years.

          "Prepayment Date" shall have the meaning defined in ss. 2.7.

          "Prepayment Premium" shall have the meaning defined in ss. 2.7.

          "Prime Rate" means the floating commercial loan rate announced from time to time by Lender as its "prime rate", and is not necessarily the lowest on any day the publicly announced prime rate charged on that day by Lender at its principal office (which rate is not necessarily the lowest then charged by Lender).

          "Security Agreement" means the Security Agreement of even date herewith executed by Borrower in favor of Lender.

          "Senior Debt" means Indebtedness other than Indebtedness that has been subordinated to the Advances and other amounts now or hereafter owing under this Agreement on terms acceptable to Lender.

          "Stock Pledge Agreement" means the Stock Pledge Agreement of even date herewith executed by Borrower in favor of Lender.

          "Successor" means, for any corporation or banking association, any successor by merger or consolidation, or by acquisition of substantially all of the assets of the predecessor.

          "Tangible Net Worth" means the excess of total assets over total liabilities, excluding from the determination of total assets all general intangible assets, including, but not limited to, goodwill, patents, trademarks, copyrights, trade secrets, franchises, and research and development costs.

          "Tax" means for any person any tax, assessment, duty, levy, impost or other charge imposed by any Governmental Authority on such person or on any property, revenue, income, or franchise of such person and any interest or penalty with respect to any of the foregoing.

     Section 2. The Credit.

          2.1 Agreement to Lend. Lender agrees on the terms and conditions of this Agreement to make loans ("Advances") to Borrower in an amount of up to (a) during the period beginning on the date of this Agreement and ending on the Combination Date, Twelve Million Dollars ($12,000,000); and (b) between the date of the Combination Date and the Maturity Date, Twenty-five Million Dollars ($25,000,000) (the "Commitment"). The outstanding principal amount owing under the Original Agreement shall constitute outstanding Advances hereunder, and any accrued and unpaid interest, fees or other amounts owing under the Original Loan shall constitute interest, fees or other amounts, as the case may be, owing hereunder.

          2.2 Manner of Borrowing. Borrower shall give Lender at least three Business Days' notice by telephone (confirmed promptly in writing) or by telephonic facsimile transmission of each borrowing. Each notice shall specify the date of borrowing (which shall be a Business Day) and the amount of the Advance. If Borrower wishes to make an interest rate election allowed by ss. 2.4, the notice of borrowing shall also contain the information called for by ss. 2.4. Every notice of borrowing shall be irrevocable and shall constitute a representation and warranty by Borrower that as of the date of the notice the statements in ss. 4 are true and correct and no Default has occurred and is continuing. Subject to the conditions set forth in ss. 3, Lender will disburse the Advance by crediting the proceeds to the checking account maintained by Borrower with Lender at KeyBank National Association Account #7120082 (Hillsboro, Oregon Branch).

          2.3 Repayment of Principal. Borrower shall repay the Advances on or before the Maturity Date.

          2.4 Interest.

               (a) The Advances shall bear interest at the Prime Rate, unless Borrower elects a LIBO Fixed Rate. If Borrower elects a LIBO Fixed Rate, Borrower shall specify in the interest rate notice the date from which and the period for which the LIBO Fixed Rate shall apply (the "Advance Period"), and the amount of principal which is to bear interest at the LIBO Fixed Rate for such Advance Period. Each Fixed Rate Advance shall be for the minimum of

Five Hundred Thousand Dollars ($500,000). Each election of a LIBO Fixed Rate shall be irrevocable. An Advance Period may, at Borrower's option, be one, two, three, four or six months. The right to select an Advance Period is subject to the following restrictions: (i) no more than four Advance Periods may be in effect at any time; (ii) no Advance Period may extend beyond the Maturity Date; and (iii) any Advance Period that would end on a day which is not a Business Day shall be extended to the next succeeding Business Day, unless that day falls in the next calendar month, in which case such Advance Period shall end on the next preceding Business Day.

               (b) Upon expiration of the applicable Advance Period, Borrower may elect to roll a Fixed Rate Advance into a new LIBO Fixed Rate, to pay the Advance off, or have the Advance bear interest thereafter at the Prime Rate. If Borrower fails to elect any of these options, the Advance will thereafter bear interest at the Prime Rate until Borrower selects a new LIBO Fixed Rate.

          2.5 Promissory Note. The Advances shall be evidenced by and repayable with interest in accordance with a promissory note of Borrower payable to the order of Lender in substantially the form of Exhibit A, dated the date of this Agreement, and in the principal amount of the Commitment (as amended, extended and renewed from time to time, the "Note").

          2.6 Prepayment. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. This Agreement evidences a revolving line, which may be borrowed, repaid, and re-borrowed from time to time until the Maturity Date or earlier termination. Principal payments shall first be applied to reduce principal bearing interest at the Prime Rate, then to Fixed Rate Advances. If Borrower prepays a Fixed Rate Advance prior to the last day of the applicable Advance Period, Borrower shall also pay a Prepayment Premium, calculated as set forth in ss. 2.7 below. Lender will be entitled to receive the Prepayment Premium regardless of whether prepayment is voluntary or involuntary, (including a demand on the Note at a time when Borrower is in default hereunder) but not in the event of a demand by Lender prior to the stated maturity in the absence of default under this Agreement or the Note. Borrower acknowledges that Lender may or may not, in any particular case, match-fund a Fixed Rate Advance and Borrower agrees that Lender will be entitled to receive the Prepayment Premium irrespective of match-funding. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments of accrued unpaid interest. Rather, they will reduce the principal balance due.

          2.7 Prepayment Premium. If for any reason Borrower shall prepay all or a portion of the principal amount of any Fixed Rate Advance prior to the expiration of the applicable Advance Period, Borrower shall also pay Lender a Prepayment Premium. The Prepayment Premium will be equal to the present value, at the time of prepayment (the "Prepayment Date"), of the excess of (i) the interest that would have been payable on the amount prepaid at the interest rate applicable to the Advance(s) from the Prepayment Date to the expiration date of the Advance Period applicable to such Advance, over (ii) the interest that would be chargeable on a note equal to the amount prepaid at a New Rate. The "New Rate" shall be equal to the United States Treasury

Security yield on a security with a current remaining term to maturity the same as the Advance at the Prepayment Date, plus the comparable interest rate spread as the Advance had to the United States Treasury Security yield with the same maturity. The present value shall be computed using 1/12th of the New Rate as the monthly discount rate. If there is no U.S. Treasury Security with a comparable maturity, Lender will determine the appropriate yield by interpolating between maturities.

          2.8 Commitment Fee. Borrower agrees to pay a commitment fee to Lender in an amount equal to: (a) twenty basis points (.20%) per annum during any period when the EBITDA Ratio is greater than or equal to 1.00:1; and (b) fifteen basis points (.15%) per annum during any period when the EBITDA Ratio is less than 1.00:1. Such commitment fee shall be due and payable quarterly in advance on the first Business Day of each calendar quarter and shall be fully earned and nonrefundable upon payment.

          2.9 Manner of Payments.

               (a) All payments and prepayments of principal and interest on the Advances and all other amounts payable by Borrower under the Loan Documents shall be made by paying the same in Dollars and in immediately available funds to Lender at the address shown below, or such other address as Lender designates in writing, not later than 10:00 a.m., PST, on the date on which such payment or prepayment shall become due.

               (b) Borrower hereby authorizes Lender, if and to the extent any payment is not promptly made pursuant to the Loan Documents, to charge from time to time against any or all of the accounts of Borrower with Lender or any affiliate of Lender any amount due under the Loan Documents.

               (c) All computations of interest and fees shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.

               (d) Whenever any payment shall be stated to be due, or whenever the last day of any Advance Period would otherwise occur, on a day other than a Business Day, such payment shall be made and the last day of such Advance Period shall occur on the next succeeding Business Day and such extension of time shall in such case be included in the computation of payment of interest or commitment fees, as the case may be, unless such extension would cause such payment to be made or the last date of such Advance Period to occur in the next following calendar month, in which case such payment shall be made and the last day of such Advance Period shall occur on the next preceding Business Day.

               (e) Any payment made by Borrower shall be applied, first, against fees, expenses and indemnities due under the Loan Documents; second, against interest due on amounts in default, if any; third, against interest due on amounts not in default; fourth against principal due on amounts bearing interest at the Prime Rate, and fifth against principal due on amounts bearing interest at the LIBO Fixed Rate.

          2.10 Increased Costs. If Lender in its sole discretion shall determine that, by reason of a change after the date of this Agreement in any law, regulation, or order of any Governmental Authority or in the application thereof, (a) there is a change in the basis of taxation of payments to Lender of the principal of, or interest on, any Advance or any other amount due under this Agreement in respect of any Advance (except for taxes imposed on the overall net income of Lender and franchise or other taxes imposed generally on Lender by the jurisdiction (or any political subdivision therein) in which Lender has its principal office if such other taxes do not specifically affect the cost to Lender of making the Advances); (b) any reserve, special deposit, capital maintenance, or similar requirement (including without limitation any reserve requirement under regulations of the Board of Governors of the Federal Reserve System) against assets of, deposits with, or for the account of, or credit extended by Lender or any capital adequacy requirement applicable to Lender is imposed, increased, modified, or deemed applicable; or (iii) any other condition is imposed that affects this Agreement or any Advance or (where the interest rate is based on LIBOR) the London interbank market; and the result of any of the foregoing is to increase the cost to Lender of making or maintaining the Advances or to reduce the amount of any sum received or receivable by Lender hereunder in respect thereof (and such increase or reduction shall not have been compensated by a corresponding increase in the interest rate applicable to the respective Advances), by an amount deemed by Lender to be material (such increases in cost and reductions in amounts receivable being herein called "Increased Costs"), then Borrower shall pay to Lender, upon demand, such additional amount or amounts as will compensate Lender for those Increased Costs (all of such as determined by Lender and notified to Borrower).

     Section 3. Conditions of Lending.

          3.1 The Initial Advance. The obligation of Lender to make the initial Advance is subject to fulfillment of the following conditions.

               (a) Loan Documents. Lender shall have received the Loan Documents, each duly executed and delivered.

               (b) Corporate Authority. Lender shall have received in form and substance satisfactory to it (i) a certified copy of a resolution adopted by the board of directors of the Borrower and each Guarantor authorizing the execution, delivery and performance of the Loan Documents and the borrowing hereunder, (ii) evidence of the authority and specimen signatures of the persons who have signed this Agreement and who will sign the other Loan Documents on behalf of Borrower and each Guarantor, and (iii) such other evidence of corporate authority as Lender shall reasonably require.

               (c) Security Interests. Lender shall have received such evidence as it may deem necessary or advisable that the security interests created by the Security Agreement and the Stock Pledge Agreement have been duly perfected and that the Collateral is free and clear of any other Liens.

          3.2 Each Advance. The obligation of Lender to make any Advance is subject to fulfillment of the following conditions.

               (a) Notice of Borrowing. Lender shall have received due notice of borrowing pursuant to ss. 2.2.

               (b) Defaults, Etc. At the date of the Advance no Default shall have occurred and be continuing or will occur as a result of the making of the Advance and the representations of Borrower in ss. 4 shall be true on and as of such date with the same force and effect as if made on and as of such date.

               (c) Other Information. Lender shall have received such other statements, opinions, certificates, documents and information as it may reasonably request with respect to the matters contemplated by the Loan Documents.

          3.3 Combination Date. The obligation of Lender to increase the Commitment from $12,000,000 to $25,000,000 on the Combination Date is subject to Lender's receipt of evidence satisfactory to it of the fulfillment of the following conditions:

               (a) Tangible Net Worth. The Tangible Net Worth of Borrower is equal to or greater than Eighty-Five Million Dollars ($85,000,000).

               (b) Senior Debt Ratio. The ratio of Borrower's Senior Debt to Borrower's Tangible Net Worth is not greater than 0.50:1.

               (c) Current Ratio. The ratio of Borrower's current assets to Borrower's current liabilities is equal to or greater than 2.25:1.

               (d) Cash Contribution. The Philips Industrial Electronics International B.V., or any of its affiliates, contributed Eight Million Dollars ($8,000,000) in cash to Borrower.

     Section 4. Representations and Warranties. Borrower represents and warrants to Lender as follows:

          4.1 Corporate Existence and Power. Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oregon, is qualified to do business in each other jurisdiction where the conduct of its business or the ownership of its properties requires such qualification, and has full corporate power, authority and legal right to carry on its business as presently conducted, to own and operate its properties and assets, and to execute, deliver and perform the Loan Documents. Philips Electron Optics Int'l B.V. is organized under the laws of the Netherlands and is validly existing and in good standing under the laws of the Netherlands. Philips Electron Optics, Inc. is organized under the laws of the State of Delaware, and is validly existing and in good standing under the laws of the State of Delaware. Borrower and each Guarantor has full corporate power, authority and legal right to carry on its business as presently conducted to own and operate its properties and assets and to execute, deliver and perform each of the Loan Documents to which it is a party.

          4.2 Corporate Authorization. The execution, delivery and performance by Borrower and each of the Guarantors of the Loan Documents and any borrowing hereunder have been duly authorized by all necessary corporate action of Borrower and Guarantors, do not require any shareholder approval or the approval or consent of any trustee or the holders of any Indebtedness of Borrower or Guarantors, do not contravene any law, regulation, rule or order binding on them or their articles of incorporation or bylaws and do not contravene the provisions of or constitute a default under any indenture, mortgage, contract or other agreement or instrument to which Borrower or any Guarantor is a party or by which Borrower, any Guarantor, or any of their respective properties may be bound or affected.

          4.3 Government Approvals, Etc. No Government Approval or filing or registration with any Governmental Authority is required for the making and performance by Borrower or either Guarantor of the Loan Documents to which it is a party or in connection with any of the transactions contemplated thereby.

          4.4 Binding Obligations, Etc. This Agreement has been duly executed and delivered by Borrower and constitutes, and each of the other Loan Documents when duly executed and delivered will constitute, the legal, valid and binding obligation of Borrower and Guarantors enforceable against Borrower and Guarantors in accordance with their respective terms.

          4.5 Litigation. There are no actions, proceedings, investigations, or claims against or affecting Borrower or any Guarantors now pending before any court, arbitrator or Governmental Authority (nor to the knowledge of Borrower has any thereof been threatened nor does any basis exist therefor) which if determined adversely to Borrower or any Guarantors would be likely to have a material adverse effect on the financial condition or operations of Borrower or any Guarantors, to impair Lender's Lien on Collateral or Borrower's rights therein, or to result in a judgment or order against Borrower or any Guarantors (in excess of insurance coverage) for more than $1,000,000 in any one case or $2,500,000 in the aggregate, except as reflected in the financial statements referred to in ss. 4.6 or otherwise previously disclosed to Lender in writing.

          4.6 Financial Condition. The pro forma balance sheets of Borrower for the fiscal year ending December 31, 1996 and the fiscal quarter ending March 31, 1997, and the related statements of income and cash flows of Borrower for the fiscal year then ended, copies of which have been furnished to Lender, fairly present the financial condition of Borrower as of such date and the results of operations of Borrower for the period then ended, all in accordance with generally accepted accounting principles consistently applied. Borrower did not have on such date any material contingent liabilities, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in that balance sheet and in the notes to those financial statements and since that date there has been no material adverse change in the financial condition or operations of Borrower.

          4.7 Title and Liens. Borrower has good and marketable title to each of the properties and assets reflected in its balance sheet referred to in ss. 4.6 except such as have been since sold or otherwise disposed of in the ordinary course of business. No assets or revenues of Borrower are subject to any Lien except as required or permitted by this Agreement or disclosed in the balance sheet referred to in ss. 4.6 or otherwise previously disclosed to Lender in writing. All properties of Borrower and Borrower's use thereof comply with applicable zoning and use restrictions and with applicable laws and regulations relating to the environment.

          4.8 Taxes. Borrower and each Guarantor has filed all tax returns and reports required of it, has paid all Taxes which are due and payable, and has provided adequate reserves for payment of any Tax whose payment is being contested. The charges, accruals and reserves on the books of Borrower or any Guarantor in respect of Taxes for all fiscal periods to date are accurate and there are no questions or disputes between Borrower and any Governmental Authority with respect to any Taxes except as disclosed in the balance sheet referred to in ss. 4.6 or otherwise previously disclosed to Lender in writing.

          4.9 Other Agreements. Neither Borrower nor any Guarantor is in material breach of or default under any agreement to which it is a party or which is binding on it or any of its assets.

          4.10 ERISA. Since the effective date of ERISA, no Plan or trust thereunder has been terminated, has engaged in any "prohibited transactions" (as defined in ERISA), or has incurred any "accumulated funding deficiency" (as defined in ERISA) whether or not waived, and there has been no "reportable event" (as defined in ERISA) with respect to any Plan.

          4.11 Combination. As of the Combination Date, all necessary approvals from all Governmental Authorities have been obtained and the Merger is fully effective.

     Section 5. Affirmative Covenants. So long as Lender shall have any Commitment hereunder and until payment in full of the Advances and performance of all other obligations of Borrower under the Loan Documents, Borrower agrees to do all of the following unless Lender shall otherwise consent in writing.

          5.1 Use of Proceeds. Borrower will use the proceeds of the Advances exclusively for general corporate and working capital purposes.

          5.2 Payments. Borrower will pay the principal of and interest on the Advances in accordance with the terms of this Agreement and will pay when due all other amounts payable by Borrower under the Loan Documents.

          5.3 Preservation of Corporate Existence, Etc. Borrower will, and cause each Guarantor to, preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation and qualify and remain qualified as a foreign corporation in each jurisdiction where such qualification is necessary or advisable in view of its business and operations or the ownership of its properties.

          5.4 Visitation Rights. Borrower will, and cause each Guarantor to, permit Lender at any reasonable time, and from time to time, to examine and make copies of and abstracts from the records and books of account of and to visit the properties of Borrower and each Guarantor and to discuss the affairs, finances and accounts of Borrower and each Guarantor with any of its officers or directors.

          5.5 Keeping of Books and Records. Borrower will, and cause each Guarantor to, keep adequate records and books of account in which complete entries will be made, in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of Borrower and each Guarantor.

          5.6 Maintenance of Property, Etc. Borrower will, and cause each Guarantor to, maintain and preserve all of its properties in good working order and condition, ordinary wear and tear excepted, and from time to time make all needed repairs, renewals or replacements so that the efficiency of such properties shall be fully maintained and preserved.

          5.7 Compliance with Laws, Etc. Borrower will, and cause each Guarantor to, comply in all material respects with all laws, regulations, rules, and orders of Governmental Authorities applicable to Borrower or to its operations or property, except any thereof whose validity is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof.

          5.8 Other Obligations. Borrower will, and cause each Guarantor to, pay and discharge before the same shall become delinquent all Indebtedness, Taxes and other obligations for which it is liable or to which its income or property is subject and all claims for labor and materials or supplies which, if unpaid, might become by law a lien upon its assets, except any thereof whose validity or amount is being contested in good faith by Borrower or any Guarantor in appropriate proceedings with provision having been made to the satisfaction of Lender for the payment thereof in the event the contest is determined adversely to Borrower or any Guarantor.

          5.9 Insurance. Borrower will, and cause each Guarantor to, keep in force upon all its properties and operations policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry and satisfactory to Lender. Borrower will, and cause each Guarantor to, on request furnish to Lender certificates of insurance or duplicate policies evidencing such coverage.

          5.10 Financial Information. Deliver to Lender:

               (a) as soon as available and in any event within 95 days after the end of each fiscal year of Borrower, the balance sheet of Borrower as of the end of such fiscal year and the related statements of income and cash flows of Borrower for such year, accompanied by the audit report thereon by independent certified public accountants selected by Borrower and approved by Lender (which reports shall be prepared in accordance with generally accepted accounting principles consistently applied and shall not be qualified by reason of restricted or limited examination of any material portion of Borrower's records and shall contain no disclaimer of opinion or adverse opinion except such as Lender in its sole discretion determines to be immaterial), together with the certificate of such accountants that as of the close of such fiscal year Borrower was in compliance with the provisions of ss.ss. 5.12, 5.13, 5.14, 5.15 and 6.1 hereof;

               (b) as soon as available and in any event within 50 days after the end of each fiscal quarter of Borrower, the unaudited balance sheet and statements of income and cash flows of Borrower as of the end of such fiscal quarter (including the fiscal year to the end of such fiscal quarter), accompanied by a certificate of the chief financial officer of Borrower that such unaudited balance sheet and statements of income and cash flows have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial position and the results of operations of Borrower as of the end of and for such fiscal quarter and that since the fiscal year-end report referred to in clause (a) there has been no material adverse change in the financial condition or operations of Borrower as shown on the balance sheet as of said date;

               (c) within 95 days after the close of each fiscal year and 50 days after the close of each fiscal quarter of Borrower, a certificate signed by the chief financial officer of Borrower stating that as of the close of such fiscal year no Default had occurred and was continuing and demonstrating Borrower's compliance as at that date with the provisions of ss.ss. 5.12, 5.13, 5.14, 5.15 and 6.1;

               (d) as soon as available, all reports sent by Borrower to its shareholders and all quarterly and annual reports filed by Borrower with the Securities and Exchange Commission and each other Governmental Authority having jurisdiction over Borrower; and

               (e) all other statements, reports and other information as Lender may reasonably request concerning the financial condition and business affairs of Borrower.

          5.11 Notification. Borrower will, and cause each Guarantor to, promptly after learning thereof, notify Lender of (a) any action, proceeding, investigation or claim against or affecting Borrower or any Guarantor instituted before any court, arbitrator or Governmental Authority or, to Borrower's knowledge threatened to be instituted, which if determined adversely to Borrower or any Guarantor would be likely to have a material adverse effect on the financial condition or operations of Borrower or any Guarantor, or to impair Lender's Lien on Collateral or Borrower's rights therein, or to result in a judgment or order against Borrower or any

Guarantor (in excess of insurance coverage) for more than $1,000,000 or, when combined with all other pending or threatened claims, more than $1,000,000; (b) any substantial dispute between Borrower or any Guarantor and any Governmental Authority; (c) any labor controversy which has resulted in or, to Borrower's knowledge, threatens to result in a strike which would materially affect the business operations of Borrower or any Guarantor; (d) any "reportable event" (as defined in ERISA) with respect to any Plan; and (e) the occurrence of any Default.

          5.12 Senior Debt Ratio. Borrower shall at all times cause the ratio of Senior Debt to Borrower's Tangible Net Worth to be less than 0.50 to 1.

          5.13 Current Ratio. Borrower shall at all times cause the ratio of its current assets to current liabilities to be greater than 2.00 to 1.

          5.14 Net Worth. Borrower shall at all times prior to the Combination Date maintain a Tangible Net Worth of not less than Thirty Million Dollars ($30,000,000) and shall, at all times following the Combination Date, maintain a Tangible Net Worth of not less than Eighty-five Million Dollars ($85,000,000).

          5.15 Senior Debt to EBITDA Ratio. Borrower shall maintain the following ratios of Senior Debt to EBITDA for the following time periods:

               10:1 for the period ending June 30, 1997;
                5:1 for the period ending September 30, 1997;
             3.33:1 for the period ending December 31, 1997; and
              2.5:1 for each fiscal quarter thereafter.

          5.16 Additional Payments; Additional Acts. Borrower will from time to time, (a) pay or reimburse Lender on request for all expenses, including legal fees, actually incurred by Lender in connection with the preparation of the Loan Documents and the making of the Advances or the enforcement by judicial proceedings or otherwise of any of the rights of Lender under the Loan Documents (including, without limitation, expenses incurred by Lender in protecting or enforcing its rights in any bankruptcy or other insolvency proceeding); (b) obtain and promptly furnish to Lender evidence of all such Government Approvals as may be required to enable Borrower to comply with its obligations under the Loan Documents; and (c) execute and deliver all such instruments (such as Uniform Commercial Code continuation statements) and perform all such other acts as Lender may reasonably request to carry out the transactions contemplated by the Loan Documents and to maintain the continuous perfection and priority of Lender's Lien on all Collateral.

     Section 6. Negative Covenants. So long as Lender shall have any Commitment hereunder and until payment in full of the Advances and performance of all other obligations of Borrower under the Loan Documents, Borrower agrees that it will not do any of the following unless Lender shall otherwise consent in writing.

          6.1 Dividends, Purchase of Stock, Etc. Borrower shall not, and shall not permit any Guarantor to, declare or pay any dividend (except dividends payable in its capital stock) on any shares of any class of its capital stock or apply any assets to the purchase, redemption or other retirement of, or set aside any sum for the payment of any dividends on or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of capital stock of Borrower or any Guarantor.

          6.2 Liquidation, Merger, Sale of Assets. Borrower shall not, and shall not permit any Guarantor to, liquidate, dissolve or enter into any merger, consolidation, joint venture, partnership or other combination nor sell, lease, or dispose of all or any substantial portion of its business or assets or of any Collateral (excepting sales of goods in the ordinary course of business) without the prior written consent of Lender.

          6.3 Indebtedness. Borrower shall not, and shall not permit any Guarantor to, create, incur or become liable for any Indebtedness except (a) the Advances, (b) any existing Indebtedness reflected on the balance sheet referred to in ss. 4.6 or otherwise previously disclosed to Lender in writing (except any renewal or extension of such Indebtedness or any portion thereof to a date on or before the final maturity of any Advances), (c) current accounts payable or accrued, incurred by Borrower or Guarantors in the ordinary course of business,
(d) Indebtedness for the deferred purchase price, or for obligations under leases, of real or personal property used by Borrower or Guarantors in their business, but not exceeding the aggregate sum of $5,000,000 at any time, and (e) other Indebtedness consented to in writing by Lender.

          6.4 Guaranties, Etc. Except as otherwise expressly permitted hereunder, Borrower shall not, and shall not permit any Guarantor to, assume, guaranty, endorse or otherwise become directly or contingently liable for, nor obligated to purchase, pay or provide funds for payment of, any obligation or Indebtedness of any other person, except by endorsement of negotiable instruments for deposit or collection or by similar transactions in the ordinary course of business.

          6.5 Liens. Borrower shall not, and shall not permit any Guarantor to, create, assume or suffer to exist any Lien on any property of any of them except
(a) Liens in favor of Lender, (b) existing Liens reflected in the balance sheet referred to in ss. 4.6 or otherwise previously disclosed to Lender in writing,
(c) involuntary Liens, and (d) Liens to secure Indebtedness permitted by ss. 6.3(d) for the deferred price of property, but only if they are limited to such property and its proceeds and do not exceed 90% of the fair market value thereof.

     Section 7. Events of Default.

          7.1 Events of Default Defined. The occurrence of any of the following events shall constitute an "Event of Default."

               (a) Payment Default. Borrower shall fail to pay for a period of three (3) days after the date when due any amount of principal of or interest on the Advances or any other amount payable by it under the Loan Documents; or

               (b) Breach of Warranty. Any representation or warranty made or reasonably deemed made by Borrower under or in connection with the Loan Documents shall prove to have been incorrect in any material respect when made; or

               (c) Breach of Certain Covenants. Borrower shall fail to have complied with any provision of ss.ss. 5.3, 6.1 or 6.2; or

               (d) Breach of Other Covenant. Borrower or any Guarantor shall fail to perform or observe any covenant, obligation or term of any Loan Document other than those governed by Sections 7.1(a) or 7.1(b) and such failure shall remain unremedied for any grace period provided for therein or, if no grace period is provided for therein, for 30 days after written notice thereof shall have been given to Borrower or any Guarantor by Lender; or

               (e) Cross-default. Borrower or any Guarantor shall fail (i) to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any Indebtedness (except any Advances) or any interest or premium thereon and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (ii) to perform any term or covenant on its part to be performed under any agreement or instrument relating to any such Indebtedness and required to be performed and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform is to accelerate or to permit the acceleration of the maturity of such Indebtedness, or (iii) any such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by regularly scheduled required prepayment) prior to the stated maturity thereof; or

               (f) Voluntary Bankruptcy, Etc. Borrower or any Guarantor shall:
(i) file a petition seeking relief for itself under Title 11 of the United States Code, as now constituted or hereafter amended, or file an answer consenting to, admitting the material allegations of or otherwise not controverting, or fail timely to controvert a petition filed against it seeking relief under Title 11 of the United State Code, as now constituted or hereafter amended; or (ii) file such petition or answer with respect to relief under the provisions of any other now existing or future applicable bankruptcy, insolvency, or other similar law of the United States of America or any State thereof or of any other country to jurisdiction providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors; or

               (g) Involuntary Bankruptcy, Etc. An order for relief shall be entered against Borrower or any Guarantor under Title 11 of the United States Code, as now constituted or hereafter amended, which order is not stayed; or upon the entry of an order, judgment or decree by operation of law or by a court having jurisdiction in the premises which is not stayed adjudging it a bankrupt or insolvent under, or ordering relief against it under, or approving as properly filed a petition seeking relief against it under the provisions of any other now existing or future applicable bankruptcy, insolvency or other similar law of the United States of America or any State thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or any arrangement, composition, extension or adjustment with creditors; or appointing a receiver, liquidator, assignee, sequestrator, trustee or custodian of it or of any substantial part of its property, or ordering the reorganization, winding-up or liquidation of its affairs; or upon the expiration of 120 days after the filing of any involuntary petition against it seeking any of the relief specified in ss. 7.1(f) or this ss. 7.1(g) without the petition being dismissed prior to that time; or

               (h) Insolvency, Etc. Borrower or any Guarantor shall (i) make a general assignment for the benefit of its creditors or (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, or custodian of all or a substantial part of its property, or (iii) admit its insolvency or inability to pay its debts generally as they become due, or (iv) fail generally to pay its debts as they become due, or (v) take any action (or suffer any action to be taken by its director or shareholders) looking to the dissolution or liquidation of Borrower or any Guarantor; or

               (i) Judgment. A final judgment or order for the payment of money in excess of $1,000,000, or which impairs Lender's Lien on Collateral or Borrower's rights therein, shall be rendered against Borrower or any Guarantor and such judgment or order shall continue unsatisfied and in effect for a period of 10 consecutive days; or

               (j) Involuntary Liens. Any involuntary Lien in the sum of $1,000,000 or more shall attach to any asset or property of Borrower or any Guarantor which is not discharged within 60 days after such attachment or within 30 days after notice from Lender, whichever first occurs; or

               (k) ERISA. A Plan or any trust thereunder shall be terminated (or proceedings shall be instituted to terminate it) or shall engage in a "prohibited transaction" (as defined in ERISA) or incur any "accumulated funding deficiency" (as defined in ERISA) in excess of $1,000,000, whether or not waived; or any Indebtedness of Borrower or any Guarantor in excess of that amount to or with respect to a Plan shall not be paid when due.

          7.2 Consequences of Default. If any Event of Default shall occur and be continuing, then in any such case and at any time thereafter so long as any such Event of Default shall be continuing, Lender may at its option immediately terminate the Commitment and, if any Advances shall have been made, Lender may at its option declare the principal of and the interest on the Advances and all other sums payable by Borrower under the Loan Documents to be immediately due and payable, whereupon the same shall become immediately due and payable without protest, presentment, notice or demand, all of which Borrower expressly waives. Lender, at its option, may also increase the interest rate on the Advances to a floating rate equal to the Prime Rate plus 5.00% per annum.

     Section 8. Miscellaneous.

          8.1 No Waiver; Remedies Cumulative. No failure by Lender to exercise, and no delay in exercising, any right, power or remedy under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The exercise of any right, power, or remedy shall in no event constitute a cure or waiver of any Event of Default nor prejudice the right of Lender in the exercise of any right hereunder or thereunder, unless in the exercise of such right, all obligations of Borrower under the Loan Documents are paid in full. The rights and remedies provided herein and therein are cumulative and not exclusive of any right or remedy provided by law.

          8.2 Governing Law. The Loan Documents shall be governed by and construed in accordance with the laws of the State of Washington (excluding its conflict of laws rules).

          8.3 Consent to Jurisdiction. Borrower hereby irrevocably submits to the jurisdiction of any state or federal court sitting in King or Pierce County, Washington, in any action or proceeding brought to enforce or otherwise arising out of or relating to any Loan Document and irrevocably waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in any such action or proceeding in any such forum, and hereby further irrevocably waives any claim that any such forum is an inconvenient forum. Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing herein shall impair the right of Lender to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction, and Borrower irrevocably submits to the nonexclusive jurisdiction of the appropriate courts of the jurisdiction in which Borrower is incorporated, sitting in any place where property or an office of Borrower is located.

          8.4 Notices. All notices and other communications provided for in the Loan Documents shall be in writing or (unless otherwise specified) by telex, telegram or telephonic facsimile transmission and shall be mailed (with air mail postage prepaid) or sent by air courier (with air freight prepaid) or delivered to each party at the address set forth under its name on the signature page hereof, or at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise specified, all such notices and communications if duly given or made shall be effective upon receipt.

          8.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective Successors and assigns, except that Borrower may not assign or otherwise transfer all or any part of its rights or obligations hereunder without the prior written consent of Lender, and any such assignment or transfer purported to be made without such consent shall be ineffective. Lender may at any time assign or otherwise transfer all or any part of its interest under the Loan Documents (including assignments for security and sales of participations), and to the extent of such assignment, the assignee shall have the same rights and benefits against Borrower and otherwise under the Loan Documents (including the right of setoff) as if such assignee were Lender.

          8.6 Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

          8.7 Conditions Not Fulfilled. If the Commitment or any portion thereof is not borrowed owing to nonfulfillment of any condition precedent specified in ss. 3, neither Borrower nor Lender shall be responsible to the other for any damage or loss by reason thereof, except that Borrower shall in any event be liable to pay the fees, Taxes, and expenses for which it is obligated hereunder.

          8.8 Entire Agreement; Amendment. The Loan Documents comprise the entire agreement of the parties and may not be amended or modified except by written agreement of Borrower and Lender. No provision of any Loan Document may be waived except in writing and then only in the specific instance and for the specific purpose for which given.

          8.9 Headings. The headings of the various provisions of the Loan Documents are for convenience of reference only, do not constitute a part hereof, and shall not affect the meaning or construction of any provision thereof.

          8.10 Construction. In the event of any conflict between the terms, conditions and provisions of this Agreement and those of any other Loan Document, the terms, conditions and provisions of this Agreement shall control.

          8.11 Consolidated Subsidiaries. All references in ss.ss. 4.6 and 5.10 to financial statements of Borrower, refer to Borrower and its consolidated subsidiaries on a consolidated basis.

          8.12 Other Accounting Terms. Except as otherwise provided herein, accounting terms not specifically defined shall be construed, and all accounting procedures shall be performed, in accordance with generally accepted United States accounting principles consistently applied.

          8.13 Restated Agreement. This Agreement restates the Original Agreement, as it may have been amended from time to time prior to the date hereof, immediately upon the satisfaction of the conditions to the initial Advance set forth in ss. 3.1 hereof.

          ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

          UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY A BANK AFTER OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY THAT BANK TO BE ENFORCEABLE.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized as of the date first above written.


LENDER:                                KEYBANK NATIONAL ASSOCIATION


                                       By: KEVIN P. MCBRIDE
                                           -------------------------------------
                                       Its: Vice President
                                            ------------------------------------

                                       Address:
                                       700 Fifth Avenue, 48th Floor
                                       P.O. Box 90
                                       Seattle, WA  98111-0090
                                       Attn: Kevin P. McBride
                                       Fax No.: 206-684-6035

BORROWER:                              FEI COMPANY


                                       By: WILLIAM G. LANGLEY
                                           -------------------------------------
                                       Its: CFO
                                            ------------------------------------

                                       Address:
                                       7451 N.W. Evergreen Parkway
                                       Hillsboro, Oregon  97124-5830
                                       Attn: Fritz A. Gordon
                                       Fax No.: 503-640-7509